EXHIBIT 20.2


                        A&A COMPLETES SPHERE DRAKE TRANSACTION



          NEW YORK, Dec. 9, 1994 -- Alexander & Alexander Services Inc.

          (A&A) has completed a previously announced transaction to resolve certain indemnity obligations to the Sphere Drake Insurance

          Group.

               The transaction, announced in November, is part of A&A's

          program to address contingencies and reflects the Company's current restructuring process.

               Alexander & Alexander Services Inc. [NYSE: AAL] is a global organization of professional advisers providing risk management,

          insurance brokerage and human resource consulting services from offices in more than 80 countries.

















































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